                           STOCK ACQUISITION AGREEMENT


                  This Stock Acquisition Agreement ("Agreement") is made on the _____ day of June 1999 by and among (i) Eurisys Mesures SA, a French corporation ("EM"), (ii) Aptec Instruments Ltd., an Ontario corporation which prior to Closing (as defined below) shall be continued as a corporation formed under the laws of the Province of New Brunswick, Canada ("Aptec"); (iii) Aptec Acquisition Corp., a Pennsylvania corporation which is wholly-owned by Aptec ("Newco"); (iv) the shareholders of Aptec identified in Exhibit A hereto (each a "Zieba Holder" and collectively the "Zieba Holders"); (v) Nuclear Research Corporation, a Pennsylvania corporation ("NRC"); (vi) Mr. Edward Zieba, an individual resident in Aurora, Ontario ("Mr. Zieba") and (vii) and certain shareholders of NRC identified in Exhibit B hereto (each a "Pollock Holder" and collectively the "Pollock Holders"). The Zieba Holders and the Pollock Holders are sometimes collectively referred to as the "Sellers". Aptec, Newco and the Zieba Holders are sometimes collectively referred to as the "Zieba Parties".

WHEREAS, the capital stock of Aptec currently consists of 23,780 common shares ("Aptec Common Stock"), all of which are currently owned by the Zieba Holders and, immediately prior to the Closing and the Merger shall consist of 30,780 shares of Aptec Common Stock;

WHEREAS, pursuant to an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), Aptec and NRC have agreed to a transaction whereby NRC will be merged (the "Merger") into Newco, a wholly-owned subsidiary of Aptec and the Pollock Holders will receive in the Merger, $214,799 in cash and 12,720 newly issued shares of the Aptec Common Stock; and

WHEREAS, EM wishes to acquire Aptec Common Stock representing 51% of all Aptec Common Stock issued and outstanding after the Merger and the transactions contemplated in this Agreement, through the acquisition of (i) 4,000 shares of newly issued Aptec Common Stock purchased from Aptec; (ii) 14,365 shares of Aptec Common Stock purchased from the Zieba Holders; and (iii) 5,860 shares of Aptec Common Stock purchased from the Pollock Holders.

NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                          THE ACQUISITION TRANSACTIONS

                  Section 1.01 Loan to Zieba Holders. Immediately prior to or at the Closing, EM will make a loan to Mr. Edward Zieba ("Mr. Zieba") in the amount of $3,500,000 (the "Loan"). Mr. Zieba will execute and deliver to EM a promissory note (the "Offset Note") in the form of Exhibit C hereto. Mr. Zieba will contribute all proceeds of the Loan to the capital of Aptec in consideration for the issuance to Mr. Zieba of 7,000 shares of Aptec Common Stock and Aptec will contribute such amount to the capital of Newco in consideration for the issuance of all the capital stock of Newco. The $3,500,000 contributed to Newco will be used to satisfy its obligations in the Merger, comprising the payment of the Cash Consideration to the Public Shareholders (as such terms are defined in the Merger Agreement) aggregating $3,285,201 and the payment of $214,799 in cash to the Pollock Holders at the Closing such amount to be adjusted to reflect the purchase price adjustments set forth in Schedule A.

                  Section 1.02 Purchase from the Zieba Holders. At the Closing and following the Merger, EM will purchase from the Zieba Holders, and the Zieba Holders will sell to EM, an aggregate of 14,365 shares of Aptec Common Stock, for an aggregate purchase price of $7,182,500 (the "Zieba Purchase Price"). The Zieba Purchase Price, and the allocation of the Zieba Purchase Price as set out in Subsections (i), (ii) and (iii) directly below shall be adjusted to reflect the purchase price adjustments set forth in Schedule A.

                  The Zieba Purchase Price will be paid by EM as follows:

                  (i) First, by offsetting the Offset Note against the Zieba Purchase Price, resulting in a net Purchase Price for the Zieba Holders of $3,682,500;

                  (ii) Second, by making a cash payment to the Zieba Holders at the Closing of $3,314,250, (the "Closing Zieba Payment"); and

                  (iii) Third, by a cash payment of $368,250 which will be deposited into an account (the "Zieba Escrow Account") with Citibank N.A., New York, N.Y. as escrow agent ("Escrow Agent") and will be disbursed in accordance with the provisions of Section 5.10 hereof.

                  The number of shares of Aptec Common Stock, the Zieba Purchase Price, the Closing Zieba Payment and the Zieba Escrow Account with respect to each Zieba Holder is set forth on Exhibit A.

                  Section 1.03 Purchase from the Pollock Holders. At the Closing and following the Merger, EM will purchase from the Pollock Holders, and the Pollock Holders will sell to EM, an aggregate of 5,860 shares of Aptec Common Stock, for an aggregate purchase price of $2,930,0000 (the "Pollock Purchase Price"). The Pollock Purchase Price, and the allocation of the Pollock Purchase Price as set out in Subsections (i) and (ii) directly below shall be adjusted to reflect the purchase price adjustments set forth in Schedule A.

                  The Pollock Purchase Price will be paid by EM as follows:

                  (i) First, by a cash payment to the Pollock Holders at the Closing of $2,615,500, (the "Closing Pollock Payment"); and

                  (ii) Second, by a cash payment of $314,500 which will be deposited into an account (the "Pollock Escrow Account") with the Escrow Agent and disbursed in accordance with the provisions of Section 5.10 hereof.

                  The number of shares of Aptec Common Stock, the Pollock Purchase Price, the Closing Pollock Payment and the Pollock Escrow Account with respect to each Pollock Holder is set forth on Exhibit B.

                  Section 1.04 Purchase of Shares from Aptec. At the Closing, EM will subscribe to and purchase from Aptec, and Aptec will sell and issue to EM, 4,000 shares of newly issued Aptec Common Stock, in consideration for a payment of $2,000,000 in cash such amount to be adjusted to reflect the purchase price adjustments set forth in Schedule A.

                  Section 1.05 Closing. The closing of the Transactions (the "Closing") will take place at 10:00 a.m. (New York City time) on a date (the "Closing Date") to be specified by the parties and on the same day as the Effective Date (as defined in the Merger Agreement) of the Merger, which shall be no later than the second Business Day after satisfaction of the conditions set forth in Article VII, at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless the parties agree in writing to another time, date or place. All payments to be made by EM at the Closing shall be made by wire transfers of immediately available funds to bank accounts in the United States designated by the beneficiaries thereof not later than three (3) Business Days prior to the Closing Date.


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE ZIEBA HOLDERS

                  The Zieba Holders, jointly and severally, represent and warrant to EM as set forth below. For the avoidance of doubt, all reference herein to Aptec or Aptec Subsidiaries shall be expressly deemed to exclude any assets, rights, obligations, liabilities and business of NRC or any NRC Subsidiaries existing prior to the Merger, which upon the Merger shall be possessed by Newco.

                  Section 2.01 Corporate Existence and Power. Aptec is a corporation duly incorporated, validly existing and subsisting under the Business Corporations Act (Ontario) and has all corporate power required to carry on its business as now conducted. On or before the Closing, Aptec will have been continued, subject to Regulatory approval, under the laws of the province of New Brunswick and will be duly incorporated, validly existing and subsisting under the Business Corporations Act [New Brunswick]. Aptec is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to so qualify or be in good standing would not have a Material Adverse Effect. Aptec has delivered to EM copies of Aptec's certificate and articles of incorporation as amended, and by-laws currently in effect. Aptec's New Brunswick Articles of Continuance and by-laws in effect at the Closing Date shall be those attached as Schedule 2.01.

                  Section 2.02 Corporate Authorization; Ownership.

                  (a) The execution, delivery and performance by the Zieba Parties of this Agreement and the consummation by the Zieba Parties of the transactions contemplated hereby


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


are within Aptec's corporate powers and have been duly authorized by all necessary corporate action on the part of the Zieba Parties. This Agreement has been duly and validly executed and delivered by the Zieba Parties and, assuming the due and valid authorization, execution and delivery of this Agreement by EM, constitutes a valid and binding agreement of the Zieba Parties, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors and the shareholders of Aptec and Newco have approved this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby. No corporate or other proceedings on the part of the Zieba Parties are necessary to authorize or approve this Agreement, the Merger Agreement or to consummate the transactions contemplated hereby and thereby.

                  (b) The shares of Aptec Common Stock held, or to be acquired pursuant to the transactions contemplated in the Merger Agreement and herein, by the Zieba Holders are owned or will be owned by them of record and beneficially, free and clear of any Liens. At the Closing, EM will acquire valid and marketable title to the shares of Aptec Common Stock sold by the Zieba Holders under Section 1.02, free and clear of any Liens.

                  Section 2.03 Governmental Authorization. The execution, delivery and performance by Aptec of this Agreement and the consummation by the Zieba Parties of the Merger and the Transactions require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity.

                  Section 2.04 Non-contravention. The execution, delivery and performance by the Zieba Parties of this Agreement and the consummation by the Zieba Parties of the transactions contemplated hereby do not and will not: (i) contravene or conflict with the certificate of incorporation or by-laws of the corporate Zieba Parties; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Zieba Parties; (iii) result in a breach or violation of or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under or give rise to a right of termination, amendment, cancellation or acceleration of any material right or obligation of the Zieba Parties or to a loss of any benefit to which the Zieba Parties are entitled or require any consent, approval or authorization under any provision of any agreement, contract or other instrument binding upon the Zieba Parties or any of their respective assets; or (iv) result in the creation or imposition of any Lien on any asset of the Zieba Parties.

                  Section 2.05 Capitalization.

                  (a) The authorized capital stock of Aptec consists of an unlimited number of common shares, of which (i) 23,780 shares of Aptec Common Stock are currently issued and outstanding; (ii) 30,780 shares of Aptec Common Stock will be issued and outstanding after the contribution of the Loan and issuance of shares of Aptec Common Stock as contemplated in Section 1.01; (iii) 43,500 shares of Aptec Common Stock will be issued and outstanding after the completion of the Merger; and (iv) 47,500 shares of Aptec Common Stock will be issued and outstanding immediately after the acquisition by EM of shares of Aptec Common Stock as contemplated herein.

                  (b) All outstanding shares of Aptec Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Each Zieba Holder now owns and will on the Closing Date immediately following and after giving effect to the Merger, own of record and beneficially the number of shares of Aptec Common Stock opposite such Holder's name in Exhibit A, free and clear of all Liens. At the Closing, EM will acquire valid and marketable beneficial and legal title to such shares, free and clear of any Liens. Except as set forth in this Section 2.05, there are outstanding (i) no shares in the capital or other voting securities of Aptec, (ii) no securities of Aptec convertible into or exchangeable for shares in the capital or voting securities of Aptec, (iii) no options or other rights to acquire from Aptec or any Zieba Holder, and no obligation of Aptec or any Zieba Holder to issue, any shares in the capital, voting securities or securities convertible into or exchangeable for shares in the capital or voting securities of Aptec and (iv) no other securities or agreements of Aptec issued and outstanding giving a right to the holder to participate in a percentage of the sales, profits or cash flow of Aptec or any Aptec Subsidiary. There are no outstanding obligations of Aptec or any Aptec Subsidiary to repurchase, redeem or otherwise acquire any Aptec Securities.

                  (c) There are no outstanding contractual obligations of Aptec or any Aptec Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person other than to wholly-owned Aptec Subsidiaries, in the ordinary course of business consistent with past practice except to the extent contemplated in the Merger Agreement or herein.

                  Section 2.06 Subsidiaries.

                  (a) Each Aptec Subsidiary is, [or in the case of Newco will be], a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, has, [or in the case of Newco, will have] all corporate, partnership or similar powers required to carry on its business as now conducted and is, [or in the case of Newco will be] duly qualified to do business as a foreign corporation or other legal entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except any jurisdiction where the failure to so quality or be in good standing would not have a Material Adverse Effect. All Aptec Subsidiaries and their respective jurisdictions of organization are identified in Schedule 2.06.

                  (b) All of the outstanding shares of capital stock of, or other ownership interests in, each Aptec Subsidiary are owned by Aptec, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except as otherwise contemplated in the Merger Agreement or herein,). Except as otherwise contemplated in the Merger Agreement or herein, there are no outstanding (i) securities of Aptec convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Aptec Subsidiary or (ii) options or other rights to acquire from Aptec or any Aptec Subsidiary, and no other obligation of Aptec or any Aptec Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Aptec Subsidiary. The securities described in clauses (i) and (ii) above are referred to collectively as the "Aptec Subsidiary Securities". There are no outstanding obligations of Aptec or any Aptec Subsidiary to repurchase, redeem or otherwise acquire any outstanding Aptec Subsidiary Securities or pay any dividend or make any other distribution in respect thereof to a Person other than Aptec or a wholly-owned Aptec Subsidiary.

                  Section 2.07      Financial Statements; Book Value.

                  (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Aptec identified on
Schedule 2.07 (including, without limitation, the audited consolidated balance sheet at August 31, 1998 (the "Balance Sheet")) (collectively, the "Financial Statements") fairly present, in conformity with Canadian GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Aptec and its consolidated Aptec Subsidiaries as of the dates thereof and its consolidated statements of operations, retained earnings and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The Financial Statements have been prepared from the books and records of Aptec and the Aptec Subsidiaries maintained in the ordinary course and reflect and provide adequate reserves in respect of all known liabilities of Aptec and the Aptec Subsidiaries, including all known contingent liabilities, as of their respective dates.

                  (b) At August 31, 1998, the consolidated Book Value of Aptec and its Subsidiaries was, and on the Closing Date will be, not less than C$1,648,048.

                  (c) Aptec and each of the Aptec Subsidiaries (i) keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect
(A) the transactions and dispositions of assets of such entity and (B) the value of inventory calculated in accordance with Canadian GAAP. None of Aptec or any of the Aptec Subsidiaries, and no employee, agent or shareholder of any such entity, directly or indirectly has made any payment of funds of any such entity or received or retained any funds in violation of any applicable law, rule or regulation.

                  Section 2.08 Absence of Certain Changes or Events. Except for the transactions contemplated in the Merger Agreement or herein, since August 31, 1998, there has not been: (i) any change in the business, operations or financial condition of Aptec or any of the Aptec Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Aptec, or any repurchase, redemption or other acquisition by Aptec or any of the Aptec Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Aptec or any of the Aptec Subsidiaries; (iii) any incurrence, assumption or guarantee by Aptec or any of the Aptec Subsidiaries of any indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices; or (iv) as of the date hereof, any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Aptec or any of the Aptec Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  Section 2.09 Real Property.

                  (a) Set forth on Schedule 2.09 is (i) a complete list of all real property (the "Owned Property") that Aptec or any of the Aptec Subsidiaries has legal or equitable title and (ii) a description of each lease of real property under which Aptec or any of the Aptec Subsidiaries is a lessee, lessor, sublessee or sublessor (the "Leased Property"). The Owned Property and the Leased Property sometimes collectively are referred to as the "Real Property". True and complete copies of all leases to which Aptec or any Subsidiary is a party respecting any real property and all other instruments granting such leasehold interests, rights, options or other interests (the "Property Leases"), and of all deeds, title insurance policies, title opinions, surveys, mortgages, agreements and other documents granting to Aptec or any of the Aptec Subsidiaries title to or an interest in or otherwise affecting or relating to any Real Property (the "Title Documents"), have been made provided to EM.

                  (b) With respect to the Property Leases, no breach or event of default on the part of any party to any of the Property Leases and no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default, have occurred and are continuing unremedied. All the Property Leases are in full force and effect and are valid and enforceable against the parties thereto in accordance with their terms. All rental and other payments due under each of the Property Leases have been duly paid in accordance with the terms of such Property Lease. The transactions contemplated in this Agreement do not require the consent of any party to, constitute an event of default under, or trigger any options to, terminate or otherwise change the existing terms of any Property Lease.

                  (c) To Aptec's knowledge, the buildings and improvements leased by Aptec or any Aptec Subsidiary, and the operation or maintenance thereof as operated and maintained, do not (i) contravene any zoning or building law or ordinance or other administrative regulation (including but not limited to those relating to zoning, land division, building, fire, health and safety) or (ii) violate any restrictive covenant or any provision of federal, state, local or foreign law.

                  (d) To Aptec's knowledge, there is no pending or, threatened condemnation or expropriation proceeding with respect to, or that could affect, any Real Property.

                  Section 2.10 Personal Property. Except as described in
Schedule 2.10, Aptec and the Aptec Subsidiaries have good and marketable title to all personal property reflected on the Balance Sheet and all personal property acquired by Aptec or any of the Aptec Subsidiaries since the date of the Balance Sheet (except such personal property as has been disposed of in the ordinary course of business), free and clear of any Liens.

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                  Section 2.11 Inventories. The inventories set forth in the
Balance Sheet have been valued in accordance with Canadian GAAP applied consistently throughout the period covered. Physical adjustments to inventories since August 31, 1998 have been correctly recorded in the ordinary course of business. All obsolete items and items below-standard quality have been written off or written down to net realizable value in the Balance Sheet. All inventories not written off on the Balance Sheet have been priced at the lower of cost or market. Such inventories are usable in the ordinary course of business of Aptec at a value which is no less than the value at which such inventories are carried by Aptec. The inventory is adequate for the conduct of the business of Aptec and inventory levels are not in excess of normal operating requirements of Aptec.

                  Section 2.12 Accounts Receivable. All accounts receivable of Aptec that are reflected on the Financial Statements or the accounting records of Aptec and the Aptec Subsidiaries as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are or will be as of the Closing Date collectible within 180 days of the date due net of the respective reserves shown on the Balance Sheet or on the accounting records of Aptec as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, or right of setoff other than returns in the ordinary course of business, under any contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 2.12 contains a complete and accurate list of all Accounts Receivable as of the date of this Agreement, which list sets forth the aging of such Accounts Receivable.

                  Section 2.13 Personnel.

                  (a) Set forth on Schedule 2.13 is a true and complete list of:

                      (i) the name of each person employed by Aptec or any Aptec Subsidiary (other than hourly employees) whose total compensation for services rendered, including without limitation bonuses and deferred compensation, for the fiscal year ended August 31, 1998 was in excess of the rate of C$70,000 per year, the title or job classification of each such person, the current compensation of each such person and the place in which such person is employed;

                      (ii) the name of each person, if any, holding tax or other powers of attorney from Aptec or any Aptec Subsidiary and a summary of the terms thereof;

                      (iii) the name and title or job description of each director and officer, and each other key employee, of Aptec and each of the Aptec Subsidiaries; and

                      (iv) the name and title or job description of each employee in respect of whom Aptec is the beneficiary of a life insurance policy, and the details of such policy.

                  (b) Except as set forth on Schedule 2.13, since August 31, 1998, there has been no material change in the rate of total compensation for services rendered, including without limitation bonuses and deferred compensation, for any of the employees listed on Schedule 2.13, other than Mr. Edward Zieba, and the bonuses and deferred compensation established for the fiscal year ending August 31, 1998 were consistent with the past practices of Aptec for similar employees in similar situations.

                  Section 2.14 Labor Matters.

                  (a) Except as set forth on Schedule 2.14, neither Aptec nor any Aptec Subsidiary is a party to any contract or collective bargaining agreement with any labor organization. Other than as set forth on Schedule 2.14, no organization or representation question, is pending respecting the employees of Aptec or the Aptec Subsidiaries, and no such question has been raised within the preceding three years.

                  (b) All reasonably anticipated obligations of Aptec or the Aptec Subsidiaries, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, sick leave, vacation, workers' compensation and other forms of compensation payable to the officers, directors and other employees and independent contractors of Aptec or the Aptec Subsidiaries have been paid or adequate accruals therefore have been made in the Balance Sheet.

                  (c) There is no claim, grievance, arbitration, negotiation, suit, action or charge of or by any employee of Aptec or any Aptec Subsidiary against or involving Aptec or any Aptec Subsidiary, and no complaint is pending against Aptec or any Aptec Subsidiary before any labor relations board, labor standards board, occupational safety and health authority, human rights tribunal or any federal, state, provincial or local agency, court, board or tribunal, nor, to Aptec's knowledge, is there any basis therefor. Aptec and the Aptec Subsidiaries have complied, in respect of their employees, in all material respects with all applicable statutes, regulations, rules, decrees, orders and restrictions of the United States of America, all states and other subdivisions thereof, Canada, all provinces and territories thereof, all foreign jurisdictions and all agencies and instrumentalities of the foregoing.

                  (d) Aptec has made available to EM copies of all claims, complaints, reports or other documents in Aptec's files concerning Aptec or any Aptec Subsidiary or their employees made by or against Aptec or any Aptec Subsidiary during the past five years pursuant to workers' compensation laws, labor standards laws, human rights laws, occupational safety and health laws, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the National Labor Relations Act of 1935 or any other federal or state provincial or local laws, regulations, by-laws, orders, rules or decrees, relating to employment of labor.

                  Section 2.15 Environmental Matters.

                  (a) (i) None of Aptec, the Aptec Subsidiaries nor any previous owner, tenant, occupant, operator or user of any Real Property or Former Real Property or any other person has engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any Real Property or Former Real Property for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, reclaiming, recycling, dumping or disposal of any Hazardous Materials (as defined below) on, under, in or about any Real Property or Former Real Property or any property adjoining any such property, or transported any Hazardous Materials to, from or across any Real Property or Former Real Property. No Hazardous Materials currently are produced, incorporated in any construction on, deposited, stored or otherwise located on, under, in or about any Real Property, other than as disclosed in the waste generator permit attached in Schedule 2.27.

                      (ii) No Hazardous Materials have migrated from any Real Property or Former Real Property upon or beneath other properties, and no Hazardous Materials have migrated or threatened to migrate from other properties upon, about or beneath any Real Property.

                      (iii) No underground improvement, including without limitation treatment or storage tank or water, gas or oil well, is or ever has been located on any Real Property or Former Real Property. All underground treatment and storage tanks, if any, have been exhumed and disposed of, and all portions of the Real Property and Former Real Property and all groundwater contaminated by any Hazardous Materials contained therein, have been remediated in full compliance with all Environmental Requirements and to a degree that any remaining concentrations of Hazardous Materials are below maximum contaminate levels or other regulatory limits set forth in applicable or relevant Environmental Requirements.

                      (iv) All Real Property and Former Real Property and all current and past activities thereon, including without limitation the use, maintenance and operation of all Real Property and Former Real Property and all activities and conduct of business related thereto, currently comply and at all times in the past have complied in all material respects with all Environmental Requirements.

                      (v) None of Aptec or any Aptec Subsidiaries has received any notice or other communication concerning or has any knowledge of (A) any violation or alleged violation of Environmental Requirements, whether or not corrected or (B) any alleged liability for Environmental Damages (as defined below) in connection with any Real Property, Former Real Property, or material transported to, from or across any Real Property or Former Real Property. No writ, injunction, decree, order or judgment relating to the foregoing is outstanding. There is no lawsuit, claim, proceeding, citation, directive, summons or investigation pending or threatened against Aptec or any of the Aptec Subsidiaries relating to any alleged violation of or liability under any applicable Environmental Requirements or the presence of any Hazardous Materials thereon.

                  (b) For the purposes of this Agreement:

                      (i) "Environmental Damages" means all claims, judgments, damages, losses, penalties, fines, liabilities (including strict liability), encumbrances, liens, costs and expenses of defense of a claim (whether or not such claim is ultimately defeated), good faith settlements of judgment, and costs and expenses of reporting, investigating, removing and/or remediating Hazardous Materials, of whatever kind or nature, contingent or otherwise, matured or unmatured, including without limitation reasonable attorney's fees and disbursements and consultants' fees, any of which arise out of or relate to the existence of Hazardous Materials at, upon, about or beneath the Real Property or Former Real Property, or migrating or threatening to migrate to or from, or released or discharged on or from, the Real Property or Former Real Property or transported to, from, or across any Real Property or Former Real Property.

                      (ii) "Environmental Requirements" means all applicable statutes, regulations, rules, ordinances, codes, actions, licenses, permits, orders, decrees, approvals, plans, authorizations, concessions, franchises and similar items of all federal, state, provincial and local governmental branches agencies, departments, commissions, boards, bureaus or instrumentalities domestic and foreign, having jurisdiction and all applicable judicial and administrative and regulatory decrees, judgments and orders and all covenants running with the land that relate to the protection of health or the environment, including without limitation those that relate to the existence, handling, manufacture, treatment, storage, use, generation, release, discharge, refining, recycling, reclaiming or disposal of Hazardous Materials.

                      (iii) "Former Real Property" means any real property in which Aptec or any of the Aptec Subsidiaries heretofore held but no longer holds a fee, leasehold or other legal, beneficial or equitable interest.

                      (iv) "Hazardous Materials" means any substance: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Requirement; (B) that is defined as a "hazardous waste", "hazardous substance" or "pollutant" or "contaminant" under any Environmental Requirement; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Requirement; (D) the presence of which on any Real Property or Former Real Property poses or posed a hazard to the health or safety of persons on or about any Real Property or Former Real Property; (E) the presence of which on adjacent properties constitutes a trespass by Aptec or an Aptec Subsidiary; (F) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or (G) that contains PCBs, asbestos or urea formaldehyde foam insulation.

                  (c) Aptec and the Aptec Subsidiaries have complied in all material respects with all Environmental Requirements.

                  (d) Aptec has furnished EM with true and complete copies of all claims, complaints, reports, assessments, audits, investigations and other documents in the possession of or obtainable by Aptec made by, on behalf of or against Aptec or any Subsidiary during the past five (5) years pertaining to Environmental Requirements or Hazardous Materials.

                  (e) Notwithstanding anything to the contrary in this Section 2.15, all representations made in this Section 2.15 with respect to the actions or omissions of any current or prior owner or occupant of any Real Property or Former Real Property, other than Aptec or any Aptec Subsidiary, are made to the knowledge of Aptec.

                  Section 2.16 Benefit Plans.

                  (a) Set forth on Schedule 2.16 is a complete list of each current employment contract and consulting agreement entered into by Aptec or any Aptec Subsidiary, or by which Aptec or any Aptec Subsidiary is bound, and each pension, retirement, deferred compensation, bonus, incentive compensation, restricted stock, stock option, stock appreciation, employee stock purchase, savings, insurance, medical, hospitalization, disability, death, severance, change of control or termination pay agreement or plan and any other employee benefit plan, agreement, arrangement or commitment, whether formal or informal, not required to be listed on Schedule 2.17, maintained, entered into or contributed to, or which is required to be maintained, entered into or contributed to, by Aptec or any Aptec Subsidiary for the benefit of any current or former director, officer or employee of Aptec or any Aptec Subsidiary (each the "Benefit Plan" and collectively the "Benefit Plans"). Aptec has no Benefit Plans which are or are required to be funded by any contributions, premiums or source-deducted employee contributions. Aptec has delivered to EM true and correct copies of each Benefit Plan listed on Schedule 2.16.

                  (b) Each Benefit Plan is legally valid and binding and in full force and effect, and benefits under the Benefit Plans are as represented in such plan documents. The following information is set forth on Schedule 2.16 with respect to each Benefit Plan: (i) the cost to Aptec or any Aptec Subsidiary associated with such Benefit Plan for each of the past three fiscal years and the plan year in which the Closing Date occurs; (ii) the amount of any liability of Aptec or any Aptec Subsidiary for payments or contributions past due with respect to such Benefit Plan as of the last day of its most recent plan year and as of the end of any subsequent month ending prior to the Closing Date, and the date any such amounts were paid; (iii) any contribution to such Benefit Plan in a form other than cash; and (iv) whether such Benefit Plan has been terminated. Except as set forth on Schedule 2.16, neither Aptec nor any Aptec Subsidiary has any obligation or liability with respect to any Benefit Plan, including without limitation under any collective bargaining agreement to which Aptec or any Aptec Subsidiary is a party or by which it is bound. Aptec and the Aptec Subsidiaries have made adequate provisions for reserves to meet contributions that have not been made because they are not yet due under the terms of any Benefit Plan or related agreement.

                  (c) Except as expressly set forth in Schedule 2.16, all Benefit Plans and any amendments thereto are duly registered or filed where required or permitted by law (including registration or filing with the relevant tax authorities where such registration or filing is required to qualify for tax-exemption or other beneficial tax status or to receive a ruling with respect to qualifying for such tax-exemption or other beneficial tax status) and are in good standing under, and in compliance with, all laws.

                  (d) Except as set forth expressly on Schedule 2.16 or as expressly contemplated in any employment agreement disclosed on Schedule 2.16, Aptec and the Aptec Subsidiaries have reserved all rights necessary to amend or terminate each of the Benefit Plans without the consent of any other person, except with respect to claims under any such Benefit Plan that are incurred but unpaid as of the date of any such amendment or termination.

                  (e) There are no outstanding defaults or violations by Aptec and the Aptec Subsidiaries (or, to the knowledge of Aptec, any allegations thereof) of any obligation required to be performed by any of them in connection with any Benefit Plan. No order has been made or notice given pursuant to any laws requiring (or proposing to require) Aptec or any Aptec Subsidiary or the administrator or any funding agent to take (or refrain from taking) any action in respect of any Benefit Plan.

                  (f) No returns, filings, reports and disclosures relating to Benefit Plans are required by such Benefit Plans or by any governmental bodies or any all laws.

                  (g) Except as set forth expressly in Schedule 2.16, Aptec and the Aptec Subsidiaries have delivered to the EM the following documents:

                           (i) true, complete and up-to-date copies of all
documents embodying and summarizing the Benefit Plans including, without limitation, with respect to each Benefit Plan, all amendments thereto, any trust agreement, insurance contract or other funding arrangement and any summaries of such Benefit Plans provided to employees;

                           (ii) the two (2) most recent actuarial valuations
prepared for each Benefit Plan for which valuations are required and any subsequent interim or revised actuarial opinions or certificates for each such Benefit Plan;

                           (iii) for those Benefit Plans which are funded plans,
the most recent accounting of such Benefits Plans' assets and liabilities; and

                           (iv) for those Benefit Plans which must be registered
with any governmental body (including, without limitation, revenue authorities), evidence of the relevant registration.

Except as set forth expressly in Schedule 2.16, knowledge of any fact, condition or circumstance since the date of the above listed documents which would materially affect the information contained therein, in particular and without limiting the generality of the foregoing, no contracts, promises or commitments (whether legally binding or not) have been made by Aptec or any Subsidiary to create or establish any additional Benefit Plan or amend any Benefit Plan or to provide increased benefits thereunder to any employee, except as required by applicable legislation.

                  (h) No event has occurred and there has been no act or failure to act on the part of Aptec, any Aptec Subsidiary, any agent or any administrator that has or could subject Aptec or any Aptec Subsidiary to any liability or obligation to pay benefits not provided for under the terms of the Benefit Plans (including as required to be amended by any applicable legislation in effect as of the Closing Date) or to the imposition of any tax, penalty or other disability, whether by way of indemnity or otherwise, that could have a Material Adverse Effect.

                  (i) Except as specifically set forth in Schedule 2.16, the consummation of the transactions contemplated by this Agreement shall not (either alone or upon the occurrence of any additional or subsequent event) constitute an event under the terms of any Benefit Plan that shall or may result in any payment (whether of severance or otherwise) or acceleration, vesting or increase in benefits with respect to any employee or any acceleration or increase in the funding requirements in respect of any Benefit Plan.

                  (j) Aptec and its Subsidiaries has maintained books and records in respect of each Benefit Plan in accordance with all applicable laws and such books and records are complete and accurate in all material respects and include all data and information in respect of the Benefit Plans and the assets held by Aptec and its Subsidiaries in connection therewith that EM may reasonably be expected for the administration of such Benefit Plans and include all books and records which are customarily maintained in respect of such benefit plans.

                  (k) No Benefit Plan provides for post-employment health, life insurance or other welfare benefit coverage.

                  Section 2.17 ERISA Plans.

                  (a) There is no employee pension benefit plan (the "Pension Plans") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA") or employee welfare benefit plan (the "Welfare Plans" and, together with the Pension Plans, collectively referred to as the "ERISA Plans") as defined in Section 3(1) of ERISA, which is subject to ERISA, established, maintained or contributed to by Aptec or any ERISA Affiliate or to which Aptec or any ERISA Affiliate had an obligation to contribute during the five years preceding the date hereof. As used herein, the term "ERISA Affiliate" means a corporation which is a member of a controlled group of corporations with Aptec or any Aptec Subsidiary within the meaning of Section 414(b) of the Internal Revenue Code of 1986 (the "Code"), a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Aptec or any Aptec Subsidiary within the meaning of Section 414(c) of the Code, or a member of an affiliated service group with Aptec or any Aptec Subsidiary within the meaning of Section 414(m) or Section 414(o) of the Code.

                  (b) No contract, agreement, plan or other arrangement, whether or not an ERISA Plan (other than this Agreement), exists pursuant to which the execution of this Agreement would trigger an obligation by Aptec or any Aptec Subsidiary to pay any amount or provide any property to any employee, officer or director of Aptec or any of the Aptec Subsidiaries.

                  Section 2.18 Compliance with Law. Aptec and the Aptec Subsidiaries, their officers, directors, agents and employees have complied with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, of Canada, all provinces and subdivisions thereof, all applicable foreign jurisdictions, all agencies and instrumentalities of the foregoing and all national and international self-regulatory bodies and authorities in respect of the conduct of Aptec's and the Aptec Subsidiaries' business and ownership of their properties, except where such failure to comply would not have a Material Adverse Effect.

                  Section 2.19 Litigation. Except set forth in Schedule 2.19, there is no action, suit, claim, proceeding, inquiry or investigation pending or, to the knowledge of Aptec, threatened, against or affecting Aptec or any Aptec Subsidiary, or the assets, properties, business or business prospects of Aptec or any Aptec Subsidiary, or relating to or involving the transactions contemplated by this Agreement at law or in equity, or before or by any arbitrator or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and Aptec knows of no basis for any of the foregoing. Except as set forth on
Schedule 2.19, none of Aptec or any Aptec Subsidiary has received any opinion or memorandum or legal advice or notice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage that may have a Material Adverse Effect. Neither Aptec nor any Aptec Subsidiary is in default with respect to any order, writ, injunction or decree known to or served upon Aptec or such Aptec Subsidiary. There is no pending action or suit brought by Aptec or any Aptec Subsidiary against others.

                  Section 2.20 Material Contracts.

                  (a) Except for this Agreement, the Merger Agreement and the collateral agreements contemplated in this Agreement and the Merger Agreement to be entered into among the parties hereto and except as set forth on Schedule 2.20, neither Aptec nor any Aptec Subsidiary is a party to any written or oral:

                      (i) contract involving an income or expense in excess of C$75,000 (on an annualized basis) or contract not made in the ordinary course of business;

                      (ii) consulting agreement or contract for the employment of any officer, employee or other person on a full-time, part-time or consulting basis;

                      (iii) agreement, mortgage, indenture, loan or credit agreement, security agreement, guaranty or indemnity or other agreement or instrument relating to the borrowing or lending of money or extension of credit or providing for the mortgaging or pledging of, or otherwise placing a lien or security interest on, any assets or properties of Aptec or any Aptec Subsidiary;

                      (iv) option, warrant or other contract for the purchase of any debt or equity security of any corporation, or for the issuance of any debt or equity security, or the conversion of any obligation, instrument or security into debt or equity securities, of Aptec or any Aptec Subsidiary;

                      (v) settlement agreement of any administrative or judicial proceedings within the past five years; or

                      (vi) intellectual property (including trademark) licensing agreements.

                  (b) Neither Aptec nor any of the Aptec Subsidiaries is in breach of or in default under any of the contracts, obligations or commitments set forth on Schedule 2.20 (collectively, the "Contracts"), and no event has occurred that, with the giving of notice or lapse of time or both, would constitute such a breach or default. Except as set forth on Schedule 2.20, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or conflict with, or result in a breach of any provision of or constitute a default (or an event which, with the giving of notice the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate or call a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Aptec or any Aptec Subsidiaries under, any of the terms or conditions of any Contract or (ii) require the consent of any party (other than Aptec or Aptec Subsidiaries) to any Contract. Aptec has furnished Aptec with a true and complete copy of all written contracts, obligations or commitments set forth on Schedule 2.20, and with accurate descriptions of all oral contracts, obligations or commitments set forth on Schedule 2.20.

                  Section 2.21 Conduct of Business. Except pursuant to the transactions contemplated in the Merger Agreement or herein, since August 31, 1998, Aptec has preserved the business organization of Aptec and the Aptec Subsidiaries intact, kept available to Aptec and the Aptec Subsidiaries the services of all current officers and employees, and preserved the goodwill of the suppliers, customers, employees and others having business relations with Aptec and the Aptec Subsidiaries. Except pursuant to the transactions contemplated in the Merger Agreement or herein, and except as set forth on
Schedule 2.21, since August 31, 1998, Aptec and the Aptec Subsidiaries have conducted their business in the ordinary course, have maintained their assets and properties in at least as good order and condition as existed on August 31, 1998 (other than wear as may be accounted for by reasonable use) and as is necessary to continue to conduct their business and have not and will not through to the Closing Date:

                  (a) incurred any obligation or liability (absolute, accrued, contingent or other), except in the ordinary course of business;

                  (b) discharged or satisfied any lien or encumbrance, or paid or satisfied any obligation or liability (absolute, accrued, contingent or other), other than liabilities reflected on the Balance Sheet or incurred since August 31, 1998 in the ordinary course of business consistent with past practice; or in connection with the Purchase for Cancellation Agreement with Philip Stark in an amount of up to US$ 43,859.

                  (c) written down or written off any Accounts Receivable, except for the accrual of reserves as permitted under Section 2.12.

                  (d) increased or established any reserve for taxes or other liabilities on its books or otherwise provided therefor, except for current taxes due in the ordinary cause of business;

                  (e) mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets or properties of Aptec or any of the Aptec Subsidiaries;

                  (f) sold, assigned or transferred any asset, property or business or canceled any debt or claim or waived any right, except sales of inventory, immaterial amounts of other assets in the ordinary course of business and the aircraft referred to in paragraph (k) below;

                  (g) except as set forth in Schedule 2.21(g), granted any increase in the compensation (including bonuses and deferred compensation) payable to any executive officer, director, key employee of Aptec or any Aptec Subsidiary other than Mr. Edward Zieba or granted any increase in compensation to any other employee of Aptec or any Aptec Subsidiary in excess of five percent (5%); or paid or accrued for the benefit of Mr. Edward Zieba any salary, bonus or other compensation or benefit which would have the effect of reducing the Book Value of Aptec at August 31, 1999 to less than C$1,648,048.

                  (h) made or authorized any capital expenditure for additions to plant and equipment of Aptec and the Aptec Subsidiaries in excess of C$20,000 in the aggregate except as may have been necessary for ordinary repair, maintenance and replacement;

                  (i) made or forgiven any loan to any shareholder or any relative or affiliate of any shareholder, or declared, set aside or paid to any shareholder any dividend or other distribution in respect of its capital stock, or redeemed or purchased any of its capital stock, or agreed to take any such action;

                  (j) transferred any asset or paid any commission, salary or bonus to any shareholder or any relative or affiliate of any shareholder other than the payment of wages or salaries to shareholder employees in the ordinary course of business and as disclosed on
         Schedule 2.13, or paid any rent, commission or fee to any shareholder or any relative or affiliate of any shareholder other than pursuant to leases disclosed on Schedule 2.09 in the amounts shown thereon;

                  (k) entered into or agreed to enter into any transaction with or for the benefit of any shareholder or any relative or affiliate of any shareholder, other than the transactions contemplated by this Agreement or the Merger Agreement and the sale of the Cessna 340 to Mr. Zieba or his designee at a cash price payable on or before the Closing Date equal to its depreciated book value at the time of sale; or

                  (l) issued, sold or transferred, or agreed to issue, sell or transfer, any stock, bond, debenture or other security of Aptec or the Aptec Subsidiaries.

                  Section 2.22      Tax Matters.

                  (a) Aptec and the Aptec Subsidiaries in a timely manner have filed all returns and other reports required of them under all Canadian federal, provincial, local and foreign tax laws to which they are subject and have paid all taxes shown due on such returns. All such returns and reports are true, correct and complete in all material respects and accurately set forth all items to the extent required to be reflected or included in such returns by applicable federal, state, local or foreign tax laws, regulations or rules. Aptec and the Aptec Subsidiaries have paid in full or set up an adequate reserve in respect of all taxes for the periods covered by such returns, as well as all other material taxes, penalties, interest, fines, deficiencies, assessments and governmental charges that have become due or payable, including without limitation all taxes that Aptec or any of the Subsidiaries is obligated to withhold from amounts paid or payable to or benefits conferred upon employees, creditors and third parties. Neither Aptec nor any Aptec Subsidiary has any tax liability for which an adequate tax reserve has not been established on the Balance Sheet, whether or not disputed, including any interest and penalty in connection therewith, for all periods ending on or prior to the date of the Balance Sheet. With respect to any periods for which tax returns have not yet been required to be filed or for which taxes are not yet due and payable, Aptec and the Aptec Subsidiaries have only incurred liability for taxes in the ordinary course of their business and in the manner and at a level consistent with prior years.

                  (b) Set forth on Schedule 2.22 is a complete list of income and other tax returns filed by Aptec or any of the Aptec Subsidiaries pursuant to the laws or regulations of any federal, state, local or foreign tax authority that have been examined or audited by the IRS or other appropriate authority during the preceding ten years (or five years, with respect to all returns other than income tax returns). Also set forth on Schedule 2.22 is a complete list of all adjustments resulting from each such examination or audit. No tax examination or audit is in progress. No changes proposed by a taxing authority in an audit during such ten (or five) year period (other than changes disclosed in Schedule 2.22) can reasonably be expected to affect the amount of tax liability for Aptec or any Aptec Subsidiary in the future. All deficiencies proposed as a result of such examinations or audits have been paid or finally settled and no issue has been raised in any such examination or audit that, by application of similar principles, reasonably can be expected to result in the assertion of a deficiency for any other year not so examined or audited. The results of any settlement and the necessary adjustments resulting therefrom properly are reflected in the Balance Sheet. The period during which any assessment against Aptec or any of the Aptec Subsidiaries may be made by the IRS or other appropriate authority has expired without waiver or extension for the years set forth on Schedule 2.22 for each such authority. There are no grounds for any further tax liability with respect to the years that have not been examined or audited. There is no outstanding agreement or waiver made by or on behalf of Aptec or any of the Aptec Subsidiaries for the extension of time for any applicable statute of limitations, and neither Aptec nor any of the Aptec Subsidiaries has requested any extension of time in which to file any tax return.

                  (c) Except for taxes for the payment of which an adequate reserve has been established on the Balance Sheet and for property taxes that are not delinquent, there is no tax lien, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any of the assets or properties of Aptec or any of the Aptec Subsidiaries.

                  (d) No Aptec Subsidiary has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar provision of state or local law.

                  (e) Aptec has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Aptec or any Subsidiary.

                  (f) None of the assets owned by any Aptec Subsidiary is property that is required to be treated as owned by any other person pursuant to
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, as in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (g) Aptec is not a party to a tax sharing agreement or similar arrangement.

                  (h) Neither Aptec nor any Aptec Subsidiary has agreed, and neither is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state or local law by reason of a change in accounting method initiated by it or any other relevant party, and neither has any knowledge that the IRS has proposed any such adjustment or change in accounting method, and there is no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or assets of Aptec or any Aptec Subsidiary.

                  (i) Aptec has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make payments, in each case that would not be deductible under Section 280G of the Code.

                  (j) As used in this Agreement, the term "tax return" includes any material report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with taxes. As used in this Agreement, the term "taxes" means any federal, state, local and foreign income or gross receipts tax, alternative or add-on minimum tax, sales and use tax, customs duty and any other tax, charge, fee, levy or other assessment including without limitation property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment, rent or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge imposed by any federal, state, local or foreign taxing authority.

                  (k) There are no contingent tax liabilities or any other grounds that could prompt an assessment or reassessment of Aptec or the Aptec Subsidiaries, including, but without limitation, aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of earlier or current tax returns, nor has Aptec or the Aptec Subsidiaries received any indication from any taxation authorities than an assessment or reassessment of taxes is proposed.

                  (l) Aptec and the Aptec Subsidiaries have collected from each receipt from any of their past and present customers (or other persons paying an amount to Aptec or the Aptec Subsidiaries) the amount of all taxes (including good and services tax and provincial sales tax) required to be collected and have remitted such taxes when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amount to the proper receiving authorities.

                  (m) Aptec and the Aptec Subsidiaries have not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversions of debt into shares of its share capital) which could have resulted in the application of Section 80 and following of the Income Tax Act, Canada (the "ITA") or the corresponding provisions of any applicable provincial legislation.

                  (n) All refunds of taxes or credits claimed with respect to research and development expenses (R&D) (Credits or Refunds) were claimed by Aptec and the Aptec Subsidiaries in accordance with the ITA and the relevant provincial legislation and Aptec and the Aptec Subsidiaries have satisfied at all times the relevant criteria and conditions entitling them to such R&D Credits or Refunds.

                  (o) Since the date of their incorporation, Aptec and Aptec's Canadian subsidiaries have been "Canadian controlled private corporations" within the meaning of the ITA.

                  (p) As of the Closing Date, there will not be any contract, agreement, plan or arrangement including but not limited to the provisions of this section, covering any employee or former employee of Aptec or the Aptec Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Aptec or the Aptec Subsidiaries as an expense under any applicable tax law.

                  (q) The Zieba Holders are not non-resident persons within the meaning of the ITA and any applicable provincial legislation.

                  (r) The Reorganization (as defined below) will not result in the imposition of any tax on EM, Aptec or the Aptec Subsidiaries. The term "Reorganization" shall mean the transaction described on Schedule 2.22 hereto.

                  Section 2.23 Absence of Undisclosed Liabilities. Neither Aptec nor any Aptec Subsidiary has any indebtedness or liability, whether accrued, fixed or contingent, other than (a) liabilities reflected in the Balance Sheet, and (b) liabilities incurred in the ordinary course of business of Aptec and the Aptec Subsidiaries (consistent with past practice in terms of both frequency and amount) subsequent to the date of the Balance Sheet.

                  Section 2.24 Insurance. Set forth on Schedule 2.24 is a complete list and description of all policies of insurance, together with the premiums currently payable thereon, covering (i) damage to goods being manufactured, shipped, held or otherwise processed by Aptec or any of the Aptec Subsidiaries, (ii) providing for fire, property, casualty, business interruption, personal or product liability, workers' compensation and other forms of insurance coverage for Aptec or (iii) providing for fire, property, casualty and other forms of insurance coverage for the Real Property. All such policies or substantially comparable insurance will be outstanding and in full force and effect at the Closing Date, and the consummation of the transactions contemplated hereby will not cause a cancellation or reduction in the coverage of such policies. There was no material inaccuracy in any application for any such insurance coverage. Except as set forth on Schedule 2.24, there is no claim, action, suit or proceeding arising out of or based upon any of such policies of insurance, and no basis for any such claim, action, suit or proceeding exists. There is no notice of any pending or threatened termination or premium increase with respect to any of such policies, and Aptec and the Aptec Subsidiaries are in compliance with all conditions contained therein.

                  Section 2.25 Corporate Name.

                  "Aptec" and "Aptec Instruments" constitute all of the business styles and trade names presently used by Aptec and the Aptec Subsidiaries. Set forth on Schedule 2.25 is a list of all jurisdictions, and the locations in such jurisdictions, in which the corporate name "Aptec" and "Aptec Instruments", or any variations thereof are used by Aptec or the Aptec Subsidiaries. Aptec has the full legal right to use such names in Ontario and from and after the Closing in New Brunswick. There is no actual or, to the knowledge of Aptec, threatened claim by any third party with respect to the use of such names or of any actual or proposed use of the name "Aptec" and "Aptec Instruments" or any variations thereof by any third party in conflict with the use thereof by Aptec and the Aptec Subsidiaries. The use by Aptec and the Aptec Subsidiaries of the name "Aptec" and "Aptec Instruments" or any variations thereof does not infringe upon the rights of any third party and neither Aptec nor any Subsidiary has granted any third party any right to use such name or any variations thereof.

                  Section 2.26 Transactions with Related Parties.

                  (a) Except pursuant to the transactions contemplated in the Merger Agreement or herein, and except as set forth on Schedule 2.26, there are no outstanding notes payable to, accounts receivable from or advances by Aptec or any of the Aptec Subsidiaries to, and neither Aptec nor any of the Aptec Subsidiaries is otherwise a creditor of, any shareholder or former shareholder of Aptec or any relative or affiliate of any shareholder or former shareholder of Aptec. Except pursuant to the transactions contemplated in the Merger Agreement or herein, since the date of the Balance Sheet, neither Aptec nor any of the Aptec Subsidiaries has incurred any obligation or liability to, or become a creditor of any shareholder or former shareholder of Aptec or any relative or affiliate of any shareholder or former shareholder of Aptec.

                  (b) Except as set forth on Schedule 2.26, since the date of the Balance Sheet, Aptec has neither declared any dividends nor paid any dividends to any shareholder or former shareholder of Aptec or any relative of any shareholder or former shareholder of Aptec.

                  (c) Neither Aptec nor any of the Aptec Subsidiaries has purchased or leased real property from any shareholder or former shareholder of Aptec or any relative of such person, including any other instruments granting such leasehold interests, or involving rights, options or other interests.

                  Section 2.27 Permits. Aptec and the Aptec Subsidiaries have all franchises, licenses, permits, certificates and other authorizations from federal, state, provincial, local or foreign governments or governmental agencies, departments or bodies that are necessary for the conduct of their business and which, if not obtained, would, individually or in the aggregate, have a Material Adverse Effect (each a "Permit"). Schedule 2.27 contains a list of all Permits. Aptec has no knowledge of any fact, error or omission relevant to any Permit that would permit the revocation or withdrawal, or the threatened revocation or withdrawal, thereof. Aptec and the Subsidiaries will continue to have the use and benefit thereof and the rights granted thereby after the Merger has occurred.

                  Section 2.28 Bank Accounts. Schedule 2.28 attached hereto contains an accurate and complete list of:

                  (a) the names and addresses of each bank in which Aptec or any Aptec Subsidiary has an account;

                  (b) the account numbers of such accounts; and

                  (c) the authorized signatories and amounts for such accounts.

                  Section 2.29 Product Liability. There are no pending product liability, warranty, backcharge, additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from
(A) services rendered by Aptec or any Aptec Subsidiary, (B) the manufacture, sale, distribution, erection or installation of products by Aptec or any Aptec Subsidiary or (C) the operation of Aptec's or any Aptec Subsidiary's business.

                  Section 2.30 Customers. Set forth on Schedule 2.30 is a complete list of the ten (10) largest (in terms of dollar volume) customers of Aptec and the Aptec Subsidiaries for each of the fiscal years ended August 31, 1997 and 1998, indicating the amount paid to Aptec by each customer for each such fiscal year and the names of the employees of Aptec who are primarily responsible for servicing each such customer as of the date hereof. Except as set forth on Schedule 2.30, none of such customers has terminated or indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers. Except as set forth on Schedule 2.30, Aptec has satisfactory relationships with its major customers, and suppliers and contractors, and Aptec has no reason to believe there will be any adverse change in any of such relationships, whether by reason of the Merger or for any other reason. None of the employees primarily responsible for servicing customers listed thereon has indicated an intention or plan to terminate his or her employment with Aptec.

                  Section 2.31 Intellectual Property Matters.

                  (a) As used herein, the term "Intellectual Property Assets" includes:

                      (i) all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                           (ii) all patents, patent applications, and inventions and discoveries that may be patentable owned by Aptec (collectively, "Patents");

                           (iii) all registered copyrights in both published works and unpublished works, and all rights in mask works (collectively, "Copyrights"); and

                           (iv) all know-how, trade secrets, confidential information, customer lists, customer histories, product formulations, product information and specifications, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"), owned, used, or licensed by Aptec as licensee or licensor.

                  (b) (i) Schedule 2.31(b) attached hereto contains a complete and accurate list and summary description, including any royalties paid or received by Aptec, of all contracts relating to the Intellectual Property Assets to which Aptec is a party or by which Aptec is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $500 under which Aptec is the licensee. There are no outstanding and, to Aptec's knowledge, no threatened disputes or disagreements with respect to any such agreement.

                           (ii) The Intellectual Property Assets owned or used
by Aptec are all those necessary for the operation of Aptec's business as currently conducted. Aptec is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Liens and to Aptec's knowledge other adverse claims, and to Aptec's knowledge has the right to use without payment to a third party all of the Intellectual Property Assets. No employee of Aptec has any rights to or interests in the Intellectual Property Assets.

                           (iii) Except as set forth in Schedule 2.31(b)
attached hereto, all Aptec research employees who are currently employed or were employed in the past two years have executed written contracts with Aptec that assign to Aptec all rights to any inventions, improvements, discoveries, or information relating to the business of Aptec. To Aptec's knowledge, no employee has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Aptec.

                 (c)        Patents.

                           (i) Aptec and the Aptec Subsidiaries own no Patents.

                           (ii) None of the products manufactured and sold, nor
any process or know-how used by Aptec, infringes or is alleged to infringe any patent or other proprietary right of any other Person, other than as disclosed in Schedule 2.19.

                  (d)      Trademarks.

                           (i) Schedule 2.31(d) attached hereto contains a
complete and accurate list and summary description of all Marks.

                           (ii) All Marks that have been registered with the
United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                           (iii) No Mark has been or is now involved in any
opposition, invalidation, or cancellation and, to Aptec's knowledge, no such action is threatened with respect to any of the Marks.

                           (iv) To Aptec's knowledge, there is no potentially
interfering trademark or trademark application of any third party.

                           (v) To Aptec's knowledge, no Mark is infringed or has
been challenged or threatened in any way and none of the Marks used by Aptec infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                           (vi) All products and materials containing a Mark
bear the proper federal registration notice where permitted by law.

                  (e)      Copyrights.

                           (i) Aptec and the Aptec Subsidiaries own no
Copyrights.

                           (ii) No Copyright is infringed or, to Aptec's
knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                           (iii) All works encompassed by the Copyrights have
been marked with the proper copyright notice.

                  (f)      Trade Secrets.

                           (i) With respect to each Trade Secret, the
documentation if any defining relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                           (ii) Aptec has taken all reasonable precautions to
protect the secrecy, confidentiality, and value of the Trade Secrets.

                         (iii) Aptec has good title and an absolute (but not
necessarily exclusive) right to use the Trade Secrets. Except as set forth on
Schedule 2.31(f), the Trade Secrets are not part of the public knowledge or literature, and, to Aptec's knowledge, have not been used, divulged, or appropriated either for the benefit of any person or to the detriment of Aptec. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                  Section 2.32 Government Contracts. Schedule 2.32 sets forth the nature and dollar amount of each contract obtained by Aptec and the Aptec Subsidiaries since January 1, 1994 from any governmental body, agency or department by reason of Aptec's and the Aptec Subsidiaries' status as a "small business", with respect to which Aptec's status as a Canadian-controlled private corporation is relevant or any other preferential, priority or set-aside treatment granted under any federal, state or local law.

                  Section 2.33 Brokers. None of Aptec or any of the Aptec Subsidiaries, or any of their respective officers, directors or employees, has employed any investment banker, broker, finder or other intermediary or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.


                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF THE POLLOCK HOLDERS

                  The Pollock Holders, jointly and severally, make to EM the representations and warranties as follows:

                  Section 3.01 Representations and Warranties in the Merger Agreement. The representations and warranties set forth in Sections 2.01 through and including Section 2.34 of the Merger Agreement are as of the date hereof, and will on the Closing Date be, true and correct and are hereby made by the Pollock Holders for the benefit of EM as though fully set forth herein. Any such representations and warranties in the Merger Agreement which are qualified by reference to knowledge shall continue to be so qualified for purposes of the representations and warranties made by the Pollock Holders herein.

                  Section 3.02 Power and Authority. The execution, delivery and performance by the Pollock Holders of this Agreement and the consummation by the Pollock Holders of the transactions contemplated hereby are within the Pollock Holders' power and authority. This Agreement has been duly and validly executed and delivered by each Pollock Holder and, assuming the due and valid authorization, execution and delivery of this Agreement by EM and all other parties hereto other than the Pollock Holders, constitutes a valid and binding agreement of the Pollock Holders, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability.

                  Section 3.03 Ownership of Shares. (a) The shares of Aptec Common Stock when issued to the Pollock Holders in the Merger will be owned by them of record and beneficially, free and clear of any Liens. At the Closing, EM will acquire valid and marketable title to the shares of Aptec Common Stock sold by the Pollock Holders under Section 1.03, free and clear of any Liens.

                  (b) The shares of NRC Common Stock and the warrants to purchase shares of NRC Common Stock held by the Pollock Holders were acquired by the Pollock Holders for fair value.

                  Section 3.04 Allocation to Public Shareholders. The Allocation (as such term is defined in the Fairness Opinion) of the value to the Public Shareholders in the Merger is fair to such Public Shareholders from a financial point of view, and from and after the Closing Date none of Aptec, Newco or EM shall by virtue of the Merger or otherwise, have any obligations or liabilities to the Public Shareholders, except as set forth in the Merger Agreement.

                  Section 3.05 Risks Associated with Aptec Common Stock. The Pollock Holders understand and acknowledge that:

                  (i) They have carefully evaluated the Transactions with the assistance and advice of their financial advisor and legal counsels;

                  (ii) There exist substantial risks associated with their receipt of Aptec Common Stock in the Merger, including the possible loss or decline in the value of such securities;

                  (iii) In deciding to accept their shares of Aptec Common Stock in the Merger they have not relied upon any representations or warranties whatsoever of Aptec or EM or their respective officers, directors, shareholders and affiliates; and

                  (iv) Any projections, evaluations or other documents furnished by or on behalf of Aptec or EM do not constitute a representation or warranty as to the anticipated future financial performance of Aptec and the Pollock Holders are not relying on any such projections, evaluations or other documents in making their decision to vote in favor of the Merger and receive shares of Aptec Common Stock.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF EM

                  EM represents and warrants to the Zieba Holders and the Pollock Holders as follows:

                  Section 4.01 Corporate Existence and Power. EM is a corporation duly incorporated, validly existing and in good standing under the laws of France and has all corporate power required to carry on its business as now conducted. EM is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

                  Section 4.02 Corporate Authorization. The execution, delivery and performance by EM of this Agreement and the consummation by EM of the transactions contemplated hereby are within the corporate powers of EM and have been duly authorized by all necessary corporate action on the part of EM. This Agreement has been duly and validly executed and delivered by EM and, assuming the due and valid authorization, execution and delivery of this Agreement by the Zieba Holders, Aptec, the Pollock Holders and NRC, constitutes a valid and binding agreement of EM, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors' rights generally and by equitable principles of general applicability. The Board of Directors of EM has approved this Agreement and the transactions contemplated hereby. No other corporate proceedings or shareholder approvals on the part of EM are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby.

                  Section 4.03 Governmental Authorization. The execution, delivery and performance by EM of this Agreement and the consummation by EM of the Transactions contemplated hereby require no consent, waiver, approval, authorization or permit by or from, or action by or in respect of, or filing with, any Governmental Entity, other than Canadian federal and provincial regulatory filings.

                  Section 4.04 Non-contravention. The execution, delivery and performance by EM of this Agreement and the consummation by EM of the transactions contemplated hereby do not and will not: (i) contravene or conflict with the certificate of incorporation or by-laws of EM; (ii) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to EM; (iii) result in a breach or violation of or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of EM or to a loss of any material benefit to which EM is entitled.

                  Section 4.05 Financial Ability. At the Closing, EM will have the financial ability, or will have available to it the financial resources from its parent organization, to consummate the transactions contemplated in Article I to this Agreement and to make the Loans and to purchase the shares of Aptec Common Stock from Aptec, the Zieba Holders and the Pollock Holders as provided in this Agreement.

                  Section 4.06 No other Agreements. Neither EM nor any of its Affiliates has any agreement, option or right to acquire shares of Aptec Common Stock, except for this Stock Acquisition Agreement and the Exhibits hereto.

                                    ARTICLE V

                          INDEMNIFICATION AND REMEDIES

                  Section 5.01 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, and any other certificate or document delivered pursuant to this Agreement will survive the Closing for the periods provided in this Article V. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted by EM with respect to, or any knowledge acquired (or capable of being acquired by EM) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The closing by EM of the Transactions notwithstanding the inaccuracy of any representation or warranty, or on the lack of performance of or compliance with any covenant or obligation, will not affect EM's right to indemnification or payment of Damages (as hereafter defined), based on such representations, warranties, covenants, and obligations.

                  Section 5.02 Indemnification and Payment of Damages by the Zieba Holders. Subject to the provisions contained in this Article V, the Zieba Holders, jointly and severally, will indemnify and hold harmless EM for, and will pay EM the amount of any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by the
                      Zieba Holders in this Agreement, the Schedules, or any certificate or document delivered by the Zieba Holders or Aptec pursuant to this Agreement as if such representation or warranty were made on and as of the Closing Date;

                  (b) any breach by the Zieba Holders or Aptec or Newco of any covenant or obligation of the Zieba Holders or Aptec or Newco in this Agreement;

                  (c) any Taxes for any period ending on or before the Closing
                      Date, or the portion of any period including but not ending on the Closing Date, other than current Taxes for such periods and except to the extent amounts have been accrued on Aptec's financial statements in respect of such Taxes;

                  (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Zieba Holders or Aptec (or any Person acting on their behalf) in connection with the Merger or any of the transactions contemplated in this Agreement; and

                  (e) any claim with respect to the matter disclosed in Schedule
                      2.19

                  Section 5.03 Indemnification and Payment of Damages by the Pollock Holders. Subject to the provisions contained in this Article V, the Pollock Holders, jointly and severally, will indemnify and hold harmless EM for, and will pay to EM the amount of any Damages, arising, directly or indirectly, from or in connection with:

                  (a) any breach of any representation or warranty made by the
                      Pollock Holders in this Agreement, the Schedules, or any certificate or document delivered by the Pollock Holders or NRC pursuant to this Agreement as if such representation or warranty were made on and as of the Closing Date;

                  (b) any breach by the Pollock Holders or NRC of any covenant or obligation of the Pollock Holders or NRC in this Agreement;

                  (c) any Taxes in respect of NRC and the NRC Subsidiaries for any period ending on or before the Closing Date, or the portion of any period including but not ending on the Closing Date, other than current Taxes for such period and except to the extent amounts have been accrued on Financial Statements in respect of such Taxes;

                 (d) any claim by a Public Shareholder that the Allocation is not fair to such holder;

                 (e) any Environmental Damages in respect of NRC and the NRC Subsidiaries, notwithstanding that the matter giving rise thereto is disclosed on Schedule 2.16 of the Merger Agreement; and

                  (f) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Pollock Holders or NRC (or any Person acting on their behalf) in connection with the Merger or any of the transactions contemplated in this Agreement.

                  Section 5.04 Indemnification and Payment of Damages by EM. EM will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with (a) any breach of any representation or warranty made by EM in this Agreement or in any certificate delivered by EM pursuant to this Agreement, (b) any breach by EM of any covenant or obligation of EM in this Agreement, or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with EM (or any Person acting on its behalf) in connection with any of the transactions contemplated in this Agreement.

                  Section 5.05 Time Limitations. Sellers will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before the expiration of the applicable claim periods set forth in this Section 5.05, EM notifies Sellers of a claim specifying the factual basis thereof in reasonable detail to the extent then known by EM. The time periods within which EM may assert a claim for Damages shall be as follows:

                           (a)      as against the Zieba Holders:

                           (i) with respect to claims for matters covered by Sections 2.02, 2.05 and 2.22 of this Agreement (collectively, "Statute Claims"), until the expiration of the applicable statute of limitations, including any tolling thereof;

                           (ii) with respect to claims for matters covered by Sections 2.07, 2.11 and 2.12 of this Agreement, until March 31, 2001;

                           (iii) with respect to claims for matters covered by
         Section 2.15 of this Agreement, until the third (3rd) anniversary of the Closing Date; and

                           (iv) with respect to claims for matters covered by all other Sections of Article II of this Agreement not enumerated in clauses (i), (ii) or (iii) above, until the expiration of the second
         (2nd) anniversary of the Closing Date.

                           (b)      as against the Pollock Holders:

                           (i) with respect to claims for matters covered by Sections 2.05 and 2.23 of the Merger Agreement and claims for matters covered by Sections 3.02, 3.03, 3.04 and 3.05 of this Agreement (collectively, "Statute Claims"), until the expiration of the applicable statute of limitations, including any tolling thereof.

                           (ii) with respect to claims for matters covered by Sections 2.08 and 2.13 of the Merger Agreement, until March 31, 2001.

                           (iii) with respect to claims for matters covered by
         Section 2.16 of the Merger Agreement, until the third (3rd) anniversary of the Closing Date; and

                           (iv) with respect to claims for matters covered by all other Sections of Article II of the Merger Agreement not enumerated in clauses (i), (ii) or (iii) above, until the expiration of the second
         (2nd) anniversary of the Closing Date.

                  Section 5.06  Threshold Amounts.

                  (a) The Zieba Holders will have no liability (for indemnification or otherwise) with respect to claims under this Article V until the total of all Damages with respect to all such matters reaches or exceeds $75,000 in the aggregate and then only for the excess above such amount; provided, however, that the Zieba Holders will be liable for all Statute Claims from the first dollar incurred.

                  (b) The Pollock Holders will have no liability (for indemnification or otherwise) with respect to claims under this Article V until the total of all

                           Damages with respect to all such matters reaches or exceeds $75,000 in the aggregate and then only for the excess above such amount; provided, however, that the Pollock Holders will be liable for all Statute Claims from the first dollar incurred.

                  Section 5.07 Limitations on Indemnification.

                  (a)      Notwithstanding anything to the contrary in this
                           Article V, EM's rights to indemnification in respect of all claims other than Statute Claims shall be limited to the sum of $1,500,000 as against the Zieba Holders and the sum of $1,500,000 as against the Pollock Holders.

                  (b) EM's rights of recourse under this Article V with respect to all claims except Statute Claims shall be exercised in the following order:

                           (i) first, against the Zieba Escrow Account or the Pollock Escrow Account, as the case may be up to the amount of principal and interest then held by the Escrow Agent;

                           (ii) second, against the Zieba Holders or the Pollock Holders, as the case may be, to the extent of any claims of EM in excess of clause (i) above and up to an additional amount of $425,000 for the Pollock Holders and $425,000 for the Zieba Holders, who shall be liable personally to pay such amounts in cash to EM; and

                           (iii) third, to the extent of any claims of EM in excess of the foregoing clauses (i) and (ii) and up to the aggregate amounts set forth in Section 5.07(a), against the Pollock Holders or the Zieba Holders, as the case may be, who shall be liable personally to EM for such amounts and shall settle them in cash, at face value, unless they irrevocably elect, by written notice to EM within thirty (30) days of their receipt of a notice of claim to settle such amounts by tendering to EM shares of Aptec Common Stock free and clear of any Liens, each of which, for purposes solely of this Section 5.07(b) shall be deemed to represent the equivalent of $500 in cash.

                  Section 5.08 Procedure for Indemnification.

                  (a)      Promptly after receipt by an indemnified party
                           (an "Indemnified Party") under this Article V of notice of a claim or the commencement of any proceeding against it (a "Third Party Claim"), such Indemnified Party will, if a claim is to be made against an indemnifying party (an "Indemnifying Party") under this Article V, give written notice within 15 Business Days to the Indemnifying Party of the commencement of such claim or proceeding, describing in reasonable detail such claim or proceeding, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified

                           Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

                  (b) Upon receipt by the Indemnifying Party of written notice of the commencement of any proceeding against the Indemnified Party, the Indemnifying Party will, unless the claim is a Statute Claim, be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate, or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article V for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent, which consent shall not be unreasonably withheld, provided that the Indemnified Party's consent shall not be required if (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent, which consent shall not be unreasonably withheld. If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within twenty days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party.

                  (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) Sellers hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

                  (e) A claim for indemnification for any matter not involving a third-party claim or a Proceeding shall be asserted by written notice by the Indemnified Party to the Indemnifying Party. Claims against the Zieba Escrow Account or the Pollock Escrow Account will be made in accordance with the procedures set forth in the Escrow Agreements.

                  Section 5.09 Computation of Damages.

                  (a) For purposes of this Article V, the amount of Damages in each instance where indemnification is sought shall be deemed to be an amount
(x) net of any insurance proceeds and any indemnity, contribution or other similar payment actually received from any third party with respect thereto, and
(y) net of any tax benefit actually realized by Aptec or Newco, as the case may be (i.e. the amount of Damages shall be computed on an after-tax-basis to the extent that the costs to which such Damages relate actually give rise to a tax deduction). For purposes of this Section, a tax benefit will arise when actually realized by Aptec or Newco in the year in which the accrual of such costs is made and the amount of such tax benefit shall be determined by reference to Newco's (if the claim pertains to indemnification to EM by the Pollock Holders) or Aptec's (if the claim pertains to indemnification to EM by the Zieba Holders) effective rate of taxation in such year, without giving effect to the inclusion of Newco or Aptec in any consolidated tax return of EM or its Affiliates.

                  (b) Notwithstanding anything to the contrary in this Article V, in respect of any claims by EM arising from costs, losses or expenses incurred by Aptec or its Subsidiaries or NRC or its Subsidiaries, EM's sole remedy shall be to receive indemnification for Damages under this Article V equal to fifty-one percent (51%) of such costs, losses or expenses after application of Section 5.09(a).

                  Section 5.10(A) Special Indemnity from the Pollock Holders.

The Pollock Holders shall promptly upon demand pay to Aptec or Newco the following:

                  (a) The amount of all Accounts Receivable (other than retainers not yet due) of NRC or any NRC Subsidiary which remain uncollected after one year from the Closing Date which in the aggregate exceeds $100,000;

                  (b) The amount of any claims in respect of the matters disclosed in Schedule 2.24 of the Merger Agreement; and

                  (c) The amount of any claims in respect of the matter disclosed in item 3 of Schedule 2.20 of the Merger Agreement.

The foregoing indemnity shall be excluded from the scope of Sections 5.05, 5.06,
5.07 and 5.09 and shall survive for a period of three years from the Closing, and shall be in lieu of and not in addition to any right of indemnification of EM in respect to similar indemnification matters contained in Article V.

                  Section 5.11 Indemnification for Certain Tax Consequences.

                  (a) If EM takes any action, or causes Aptec or any Subsidiary of Aptec to take any action, that breaches or violates any of the representations, warranties and covenants contained in Section 6.02 of the Merger Agreement or Section 6.06 hereof and which results in a Statement Filer, as defined below, (or any other person) being required to recognize gain on the exchange, in accordance with the Merger Agreement, of his or her NRC Common Stock or warrants for Aptec Common Stock (the "NRC Exchange") prior to the end of the five taxable year period referred to in Treas. Reg. ss. 1.367(a)-8(b)(3) (the "End Date"), then EM shall be liable to reimburse the Statement Filer (or other person) for the amount of interest and penalties which he or she is required to pay to the United States Government as a consequence of such gain recognition [plus an amount equal to the Hypothetical Interest (as defined below) on the amount of income tax paid to the United States Government by the Statement Filer(s) as a consequence of such gain recognition]; provided, however, that no amounts shall be due pursuant to this Section 5.11 to the extent that amounts are paid by Aptec pursuant to Section 6.03 of the Merger Agreement. Each such reimbursement amount shall be grossed up to take into account the amount of additional tax payable by the Statement Filer as a consequence of receipt of any reimbursement as provided above plus the amount of any gross-up received pursuant to this sentence. Any claim for indemnification under this Section 5.11 must be made within thirty (30) days after the expiration of the statute of limitations on the assessment of the tax for the relevant year.

                  (b) A "Statement Filer" is a person who files a Gain Recognition Agreement under Treas. Reg. ss. 1.367(a)-8 with respect to any NRC Exchange.

                  (c) Any amount due pursuant to Section 5.11(a) with respect to the payment of interest and penalties paid to the United States Government by the Statement Filer(s) shall be paid to the Statement Filer(s) within ten (10) Business Days after the delivery to EM of a calculation in reasonable detail of the interest and penalties paid and proof of payment of the interest and penalties. Any amounts due pursuant to Section 5.11(a) with respect to the tax on any gross-up shall be paid to the Statement Filer(s) within ten (10) Business Days after the delivery to EM of a calculation in reasonable detail of the amount of income tax due as the result of the receipt of any such gross-up and proof of payment of the tax.

                  (d) "Hypothetical Interest" with respect to tax paid by any Statement Filer shall mean an amount of interest calculated at the rate of Prime (as defined below) plus three percentage points compounded monthly for the period beginning with the date on which an amount of tax is paid by the Statement Filer(s) to United States Government and ending on the End Date. Hypothetical Interest due hereunder to the Statement Filer(s) shall be paid in arrears on the first day of each quarter annual period following the Tax Payment Date.

                  (e) "Prime" for purposes of this Agreement shall mean the Prime Rate as published in the Wall Street Journal on the Closing Date.

                  (f) No limitation set forth in this Agreement except in this
Section 5.11 or any other agreement with respect to time or amount of indemnification due any party hereunder shall apply to amounts due under this
Section 5.11.

                  Section 5.12 Interest on claims. Any claims for indemnification under this Article V which are not paid when due will bear interest at the rate of seven percent (7%) per annum from thirty (30) days after the date such claims are first made until such claims are paid.

                  Section 5.13 Disputes. Any disputes with respect to claims for indemnification under this Article V shall be subject to the jurisdiction of the courts as provided in Section 9.06. The party prevailing on a claim to enforce its right to indemnification hereunder shall be entitled to collect its costs of the action, including attorneys' fees and court costs.


                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

                  Section 6.01 Reasonable Best Efforts. Subject to the terms and conditions herein provided, each of the parties will use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done and to assist and cooperate with the other parties in doing, as promptly as practicable, all things necessary or advisable under applicable laws and regulations to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party will take all such action.

                  Section 6.02 Consents. Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of any Governmental Entity or any other Person required in connection with the consummation of the transactions contemplated by this Agreement.

                  Section 6.03 Public Announcements. None of Aptec, NRC or the Sellers will issue any press release or make any other public announcement concerning this Agreement, the Merger or the transactions contemplated hereby without the prior consent of EM, except that any party may make such public disclosure that it believes in good faith and upon the reasoned advice of counsel to be required by law (in which event such party will notify EM prior to making such disclosure).

                  Section 6.04 Notification of Certain Matters. The Sellers promptly will notify EM of: (i) the occurrence or non-occurrence of any fact or event that would be reasonably likely to cause any (x) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (y) material covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects; and (ii) any failure of NRC, Aptec or the Sellers to comply with or satisfy in any material respect any covenant, condition or agreement contained in this Agreement.

                  Section 6.05 Access to Information. From the date hereof until the Closing Date, Aptec, NRC and the Sellers will, and will cause each of their respective Subsidiaries to: (i) give EM and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of such party and its Subsidiaries as EM reasonably may request, and furnish EM with such financial and operating data and other information as EM reasonably may request; and (ii) instruct such parties' employees, counsel and financial advisors to cooperate with EM in its investigation of the business of such party and its Subsidiaries.

                  Section 6.06 Covenants Regarding Section 367.

                  (a) Before January 1, 2005, EM will cause Aptec not to dispose of any of the shares of Newco stock owned following the Merger, except in (i) dispositions that do not constitute exchanges for United States federal income tax purposes and (ii) dispositions in which gain is not required to be recognized for United States federal income tax purposes;

                  (b) Before January 1, 2005, EM will cause Newco not to dispose of substantially all, within the meaning of Section 368(a)(1)(C) of the Code, of the assets of NRC, received in the Merger except for dispositions described in Treas. Reg. ss. 1.367(a)-8(e)(3)(B); and

                  (c) In the event Aptec disposes of the stock of Newco or Newco disposes of substantially all of the assets of NRC received in the Merger, in either case in a transaction not violating this Section 6.06, EM will cause Aptec to cooperate with the Pollock Holders in complying with the requirements of Section 367 of the Code and the regulations promulgated thereunder, and shall provide the Pollock Holders with any information that is within the control of Aptec or Newco and that is reasonably requested to enable them to comply with such statute and regulations.


                                   ARTICLE VII

                         CONDITIONS TO THE TRANSACTIONS

                  Section 7.01 Conditions to the Obligations of Each Party. The respective obligations of the parties to consummate the Transactions are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

                  (a) The shareholders of NRC shall have approved and adopted the Merger Agreement and the Merger pursuant to the requirements of NRC's articles of incorporation and by-laws and applicable law, all conditions to the Merger shall have been fulfilled and the Merger shall have been consummated at the Effective Date.

                  (b) The consummation of the Merger and the Transactions shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity entered after the parties have used their reasonable best efforts to prevent such entry. There shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger or the Transactions by any Governmental Entity that prevents the consummation of the Merger or the Transactions.

                  (c) The governmental and other consents required to be obtained in connection with the Merger and the Transactions, as set forth in
Schedule 7.01, shall have been obtained or waived.

                  (d) The Escrow Agreements in the form of Exhibit D1 and D2 hereto shall have been executed and delivered by all parties thereto.

                  (e) The Shareholders Agreement in the form of Exhibit E hereto shall have been executed and delivered by all parties thereto.

                  Section 7.02 Conditions Precedent to the Obligations of EM. The obligations of EM to consummate the Transactions are subject to the satisfaction, at or prior to the Closing Date, of each of the following further conditions:

                  (a) Each of the representations and warranties of the Sellers contained in this Agreement shall have been true and correct in all respects when made and on and as of the Closing Date as if made on and as of such date, and the Sellers shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by each of them under this Agreement on or prior to the Closing Date. EM shall have received certificates to such effect from the Zieba Holders and the Pollock Holders, in the form of Exhibits F and G, respectively.

                  (b) Mr. Earl Pollock shall have duly executed and delivered the Non-Competition Employment and Consulting Agreement in the form of Exhibit H hereto.

                  (c) Mr. Edward Zieba shall have executed and delivered the Non- Competition and Employment Agreement in the form of Exhibit I hereto.

                  (d) EM shall have received instruments of transfer and share certificates representing the shares of Aptec Common Stock acquired pursuant to
Article I, in form reasonably acceptable to EM's counsel.

                  (e) EM shall have received a favorable opinion of Wolf, Block, Schorr and Solis-Cohen LLP, dated the Closing Date, with respect to matters set forth in Exhibit J and a favorable opinion of Torkin Manes Cohen & Arbus, dated the Closing Date, with respect to the matters set forth in Exhibit K.

                  (f) The loan to Mark Pollock from NRC shall have been repaid in full.

                  Section 7.03 Conditions Precedent to the Obligations of the Zieba Holders. The obligations of the Zieba Holders to consummate the Transactions is subject to the satisfaction, at or prior to the Closing Date, of each of the following further conditions:

                  (a) Each of the representations and warranties of EM contained in this Agreement shall have been true and correct in all respects when made and on and as of the Closing Date as if made on and as of such date EM shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date and the Zieba Holders shall have received a certificate to such effect.

                  (b) Mr. Edward Zieba shall have received the Non Competition and Employment Agreement in the form of Exhibit I duly executed by Aptec.

                  Section 7.04 Conditions Precedent to the Obligations of the Pollock Holders. The obligations of the Pollock Holders to consummate the Transactions is subject to the satisfaction, at or prior to the Closing Date, of each of the following further conditions:

                  (a) Each of the representations and warranties of EM contained in this Agreement shall have been true and correct in all respects when made and on and as of the Closing Date as if made on and as of such date EM shall have performed and complied in all material respects with all agreements and covenants required to be performed and complied with by it under this Agreement on or prior to the Closing Date and the Pollock Holders shall have received a certificate to such effect.

                  (b) Mr. Earl Pollock shall have received the Non-Competition Employment and Consulting Agreement in the form of Exhibit H duly executed by Aptec.

                  (c) Earl Pollock and Dorothy Pollock shall have received releases from their obligations as guarantors of the loan obligations of NRC and its Subsidiaries to First Union National Bank in form and substance reasonably acceptable to their counsel.

                  (d) NRC shall have assigned and transferred to Mr. Earl Pollock or his designee all of NRC's right, title and interest in that certain insurance policy on the life of Dorothy Pollock described on Schedule 2.14 of the Merger Agreement, in consideration for the payment by Earl Pollock at Closing to NRC of $142,404.49 (through May 1999) plus all premiums paid through the Closing Date.

                                  ARTICLE VIII

                          TERMINATION; OTHER PROVISIONS

                  Section 8.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing Date:

                  (a) by mutual written agreement of the Sellers and EM;

                  (b) by any of the Sellers or EM, upon termination of the Merger Agreement or in the event the Transactions have not been consummated on or before November 24, 1999; provided that the right to terminate this Agreement pursuant to this Section 8.01(b) will not be available to any party whose breach of any provision of the Merger Agreement or of this Agreement results in the failure of the Merger or of the Transactions to be consummated by such time;

                  (c) by any of the Sellers or EM, if there shall be any law or regulation that makes consummation of the Transactions illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining the parties from consummating the Transactions is entered and such judgment, injunction, order or decree shall become final and non-appealable.

                  The party desiring to terminate this Agreement pursuant to this Section 8.01 shall give notice of such termination to the other party.

                  Section 8.02 Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement will become void and of no effect with no liability on the part of any party hereto or its respective directors, officers or shareholders, except that the agreements contained in
Section 8.03 will survive the termination hereof. Nothing herein shall relieve any party from liability for any breach of this Agreement.

                  Section 8.03 Assessment and Remediation of Environmental Matters.

                  (a) Promptly after the execution of this Agreement, EM will retain the services of a firm (the "Consulting Firm") to conduct an environmental assessment and investigation of NRC's facility located in Warrington, PA (the "Property") in accordance with protocols and methods approved by EM. The purpose of the assessment and investigation shall be to ascertain the nature and extent of any environmental conditions on the Property, including, inter alia, those that may be associated with the presence of underground storage tanks on the Property.

                  (b) The Consulting Firm will perform such tests, soil borings, samplings, analyzes and other procedures as EM and the Consulting Firm see fit to determine whether or not there exists any contamination of the buildings, vegetation soil or groundwater on the Property.

                  (c) All fees, expenses and costs of any kind of the Consulting Firm and agents, contractors, laboratories and others retained by or for EM in connection with the environmental assessment and investigation ("Assessment Costs") of the Property and sampling, testing and analyzing will be promptly paid by NRC, whether or not the transactions contemplated by this Agreement are consummated.

                  (d) In the event that the results of the tests and procedures described in paragraph b above indicate, in the opinion of the Consulting Firm, that cleanup, removal, containment or other remediation or corrective action (collectively, "Remediation") is necessitated by any Environmental Requirement, the Consulting Firm shall establish an estimate of the probable cost of such Remediation (the "Remediation Estimate"). The Remediation Estimate will be provided to all parties.

                  (e) NRC shall bear the first $75,000 of Assessment Costs and Remediation Estimate (together, the "Total Costs") and up to an additional amount of $425,000 of such Total Costs shall be deducted at the Closing from the amounts payable to the Public Shareholders and the Pollock Holders under the Merger Agreement and this Agreement on a basis consistent with the Allocation of the value of the transactions contemplated in the Merger Agreement and this Agreement.

                  (f) In the event that the Total Costs exceed $500,000 (any such excess, the "Excess Remediation Costs"), EM or the Pollock Holders may elect to terminate this Agreement by written notice to Aptec and NRC within five
(5) Business Days of the EM's receipt of the Remediation Estimate; provided that, no such termination shall become effective if, within two (2) Business Days of their receipt of EM's termination notice, the Pollock Holders and NRC give written notice to EM and Aptec that they consent to a reduction of the consideration to be paid at Closing to the Pollock Holders and the Public Shareholders in the Merger and this Agreement on a basis consistent with the Allocation of the value of the transactions contemplated in the Merger Agreement and this Agreement by the amount of the Excess Remediation Costs. In the event that the Pollock Holders exercise their right of termination as aforesaid, they shall pay to EM $125,000 upon such termination.

                  (g) NRC and the Pollock Holders shall authorize the Consulting Firm, its agents, contractors and their respective employees unrestricted access to the Property to conduct their investigation, testing, borings and other procedures and shall cooperate with and promptly provide to EM and the Consulting Firm, and cause NRC's employees to provide, all information and data in their custody or control deemed necessary or relevant by EM or the Consulting Firm.

                  (h) Aptec agrees to substantially comply with the recommendations of the Consulting Firm and to proceed with the Remediation up to the amounts provided in paragraphs (e) or (f) above.

                  Section 8.04 Fees and Expenses. Each party shall bear its own fees, costs and expenses (including accounting, auditing, and attorneys' fees) incurred by such party in connection with the Merger, this Agreement and the Transactions; provided, however, that the Pollock Holders will pay or reimburse NRC or Aptec at the Closing for all such fees, costs and expenses incurred or payable by NRC for services rendered from and after April, 1999 which are in excess of $350,000 in the aggregate.

                                   ARTICLE IX

                                  MISCELLANEOUS

                  Section 9.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or by facsimile to the respective parties as follows:

                           If to Aptec or the Zieba Holders, to:

                           Aptec Instruments Ltd.
                           East 50B Caldari Road
                           Concord, Ontario
                           Canada  L4K 4N8
                           Facsimile: (905) 660-9693
                           Attention: Mr. Edward Zieba

                           with a copy to:

                           Torkin, Manes, Cohen & Arbus
                           151 Yonge Street, Suite 1500
                           Toronto, Ontario
                           Canada  M5C 2W7
                           Facsimile: (416) 863-0305
                           Attention: Howard Burshtein, Esq.

                           If to NRC or the Pollock Holders, to:

                           Nuclear Research Corporation
                           125 Titus Avenue
                           Warrington, Pennsylvania  18976
                           Facsimile: (215) 343-4670
                           Attention: Mr. Earl M. Pollock

                           with a copy if on or before July 4, 1999 to:

                           Wolf, Block, Schorr and Solis-Cohen LLP
                           111 South 15th Street
                           Philadelphia, Pennsylvania  19102-2678
                           Facsimile: (215) 977-2334
                           Attention:  Mark K. Kessler, Esq.

                           and if after July 4, 1999 with a copy to:

                           Wolf, Block, Schorr and Solis-Cohen LLP
                           1650 Arch Street, 22nd Floor
                           Philadelphia, Pennsylvania  19103
                           Attention: Mark K. Kessler, Esq.

                           and a copy to:

                           Adelman, Lavine, Gold and Levin
                           Two Penn Center Plaza
                           Suite 1900
                           Philadelphia, Pennsylvania 19102
                           Facsimile: (215) 557-7922
                           Attention: Gary M. Schildhorn, Esq.


                           If to EM:

                           Eurisys Mesures SA
                           ZA de L'Observatoire
                           4 Avenue Des Fresnes
                           Montigny Le Bretonneux
                           St. Quentin Yvelines Cedex 78067
                           France
                           Facsimile: 011-33-1-39-48-57-91
                           Attention: Mr. Christian Petit

                           with a copy to:

                           Gibson, Dunn & Crutcher LLP
                           200 Park Avenue
                           New York, New York  10166
                           Facsimile: (212) 351-4035
                           Attention: Stephan H. Haimo, Esq.

or such other address or facsimile number as such party may specify for the purpose by written notice to the other parties hereto. Each such notice, request or other communication will be effective: (i) if delivered in person, when such delivery is made at the address specified in this Section 9.01; (ii) if delivered by overnight courier, the next Business Day after such delivery is sent to the address specified in this Section 9.01; or (iii) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.01 and the appropriate confirmation is received.

                  Section 9.02 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

                  Section 9.03 Extension; Waiver. At any time prior to the Closing Date, the parties may: (i) extend the time for the performance of any of the obligations or other acts of any other party; (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party; or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

                  Section 9.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties, except that EM may assign this Agreement to any Affiliate of EM provided that such assignment shall not relieve EM of its obligations hereunder, and after the Closing EM may assign its rights hereunder without restriction provided, however, that no such assignment will relieve EM of its obligations under this Agreement and the Exhibits hereto.

                  Section 9.05 Governing Law. This Agreement will be construed in accordance with and governed by the law of the State of New York applicable to agreements entered into and to be performed wholly within such State.

                  Section 9.06 Jurisdiction. Each of the parties: (i) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of New York in the event any dispute arises out of this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement in any court other than a federal or state court sitting in the State of New York.

                  Section 9.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each party shall have received counterparts hereof signed by all of the other parties.

                  Section 9.08 Entire Agreement. This Agreement, the Exhibits and Schedules hereto and the other agreements referred to herein or executed contemporaneously herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by any party.


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


                  Section 9.09 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  Section 9.10 Severability. In the event that any one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

                  Section 9.11 EM as sole beneficiary of representations and warranties. The representations and warranties made by the Zieba Holders and the Pollock Holders in this Agreement are made solely for the benefit of EM, its successors and assigns. Nothing in this Agreement shall be deemed to create any rights or remedies to the benefit of the Zieba Holders or the Pollock Holders against each other or against Aptec or NRC which shall survive the Closing. In consideration for the payment of the Closing Pollock Payment, the Pollock Holders hereby affirmatively waive and relinquish any rights to make any claims whatsoever against Aptec or Newco before and after the Closing, except for their rights under agreements relating to the Transactions.

                  Section 9.12 Additional Definitions.

                  (a) When used in this Agreement, the following terms have the following meanings:

                  "Affiliate" as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.

                  "Book Value" means total assets less total liabilities calculated in accordance with GAAP.

                  "Business Day" means any day other than a Saturday, Sunday or any other day on which banks in the State of New York are authorized or obligated to be closed.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Dollars" or "$" means United States dollars.

                  "C$" means Canadian dollars.

                  "GAAP" means generally accepted accounting principles in effect in the United States of America or Canada, as the case may be, as of the date of the applicable determination.

                  "Governmental Entity" means any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

                  "knowledge of Aptec" means any fact or matter which is known by any officer or director of Aptec, or should have been known by such person after due inquiry.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

                  "Material Adverse Effect" means any change or event that individually or when taken together with all other changes and events, is or is reasonably likely to be materially adverse to the business, assets, liabilities, operations or condition (financial or otherwise) or prospects of Aptec and its Subsidiaries, taken as a whole, other than any such effect arising out of or resulting from the transactions contemplated by this Agreement or general economic, financial, or market conditions. A Material Adverse Effect shall be conclusively deemed to exist if there occurs any event which causes or may reasonably be expected to cause or result in estimable monetary loss which, individually or when aggregated with all other events, exceeds $50,000.

                  "Aptec Subsidiary" means any Subsidiary of Aptec, excluding in all cases NRC and Subsidiaries of NRC.

                  "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

                  "Subsidiary" of any Person means any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned or controlled by such Person.

                  "Transactions" means the transactions contemplated in Article I of this Agreement.

                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by its respective authorized officer as of the day and year first above written.


EURISYS MESURES SA                             APTEC INSTRUMENTS LTD.


By:  /s/ Christian Petit                       By:  /s/ Edward Zieba
     -----------------------------                  ---------------------------
     Name:  Christian Petit                         Name:  Edward Zieba
     Title:  Chairman & CEO                         Title:  President


APTEC ACQUISITION CORP.                        NUCLEAR RESEARCH CORPORATION


By:  /s/ Edward Zieba                          By:  /s/ Earl M. Pollock
     -----------------------------                  ---------------------------
     Name:  Edward Zieba                            Name: Earl M. Pollock
     Title:  President                              Title: President


POLLOCK HOLDERS                                ZIEBA HOLDERS

Earl M. Pollock                                Edward Zieba

By:  /s/ Earl M. Pollock                       By:  /s/ Edward Zieba
     -----------------------------                  ---------------------------
     Name: Earl M. Pollock                          Name: Edward Zieba


Dorothy Pollock                                Rochelle Zieba

By:  /s/ Dorothy Pollock                       By:  /s/ Rochelle Zieba
     -----------------------------                  ---------------------------
     Name: Dorothy Pollock                          Name: Rochelle Zieba

                                               The Zieba Family Trust

                                               By:  /s/ Jack Shuster
                                                    ---------------------------
                                                    Name: Jack Shuster
                                                    Title: Trustee

                                               By   /s/ Edward Zieba
                                                    ---------------------------
                                                        Edward Zieba, Trustee

                                               1356359 Ontario Inc.

                                               By:  /s/ Edward Zieba
                                                    ---------------------------
                                                    Name: Edward Zieba
                                                    Title: President



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